Conversion of Note

The parties to that certain Revolving Credit Note dated April 30, 1998 between Continental Capital & equity Corporation (hereafter referred to as "Lender') and Aarica Holdings, Inc. and its affiliates and subsidiaries (hereafter referred to as "Borrower") hereby acknowledge that Borrower has requested that Lender extinguish said debt balance, that debt balance being approximately Three Hundred Thousand Dollars ($300,000.00) as of June 29, 2000, including all principal, interest, and expenses due Borrower, and Lender has agreed to convert such debt into shares of common stock of Aarica Holdings, Inc., subject to the following:

1. Borrower shall instruct its counsel to issue 1 50,00D shares of restricted common stock to Lender, evidenced by a share certificate dated June 29, 2000, with such certificate bearing the name of Continental Capital & Equity Corporation. Such certificate shall be delivered to Lender immediately following the execution of this Agreement.

2. Borrower shall instruct its counsel to retrieve the stock certificate bearing the name of Carol Kolozs in the amount of 2,400,000 shares which has been pledged by Mr. Kolozs to a certain Robert E. Schmidt, and to irrevocably cancel said certificate immediately. The parties acknowledge that Mr. Schmidt previously had in his possession a stock certificate bearing the name of Carol Kolozs in the quantity of 2,600,000 shares of Aarica Holdings, Inc. stock, such certificate having already been irrevocably canceled.

3. Borrower shall instruct its counsel to prepare a new certificate bearing the name of Carol Kolozs in the quantity of 2,250,000 shares of Aarica Holdings, Inc. common stock, and to forward same to Robert E. Schmidt as collateral pursuant to agreements between Mr. Schmidt and Borrower. Should Mr. Schmidt object to the return of the 2,400,000 share certificate in exchange for a new certificate in the quantity of 2,250,000 shares, then Borrower shall issue Lender 150,000 newly issued shares from the company in accordance with paragraph 1 of this Agreement.

4. Borrower shall issue no further shares, warrants, nor options without the prior express written approval of Lender until such time as all shares of Aarica Holdings, Inc. held by Lender have been registered to become tree trading and are free from any underwriter lock-up, except Borrower is authorized to issue any shares, options, and warrants previously approved and evidenced through actions of the Borrower's Board of Directors as of June 28, 2000, and further Borrower shaII be allowed to issue up to 300,000 shares of common stock at a price of not less than $2.00 per share without the prior written approval of the Lender. The parties agree that any portion of this paragraph that may need further approval of the Borrower's Board of Directors shall be subject to such approval, and that Carol Kolozs acknowledges that in the event such further Board approval may be necessary, that he irrevocably proxies his vote on such matters to James Schnorf. The parties further acknowledge that in the event further Board approval is needed for this or any other provision in this Agreement, that such situation shall not invalidate any other provision in this Agreement not requiring such Board approval, and that Carol Kolozs irrevocably proxies his vote to James Schnorf on any other such provisions in this Agreement requiring Board approval.




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5.   Borrower agrees to provide  piggy-back  registration  rights to the 150,000 shares referenced by this Agreement, and if such shares are not registered on or before April 30, 2001, then Borrower shall initiate a registration statement upon the written request of Lender, at Borrower's expense, and use its best efforts to make said registration effective as soon as possible. Should said shares not be registered by June 28, 2001 then Borrower shall issue an opinion letter and a non objection letter, at Borrowers cost, stating that such shares are freely tradable under Rule
     144.  The  parties  acknowledge  that  such  registration   provisions  are
     contingent upon Borrower's common stock being publicly traded.

6. Lender is hereby granted an option to purchase up to 250,000 shares of the Borrowers common stock, to consist of newly issued shares, at a price per share of $2.00. This option shall expire ninety (90) days from the later of
     (i) the date the underlying shares are registered to be free trade, or (ii) the date all shares of Aarica Holdings, Inc. common stock held by Lender are free from any underwriter lock-up. These shares shall have piggy-back registration rights In the event Lender shall exercise any options, then the Borrower agrees to issue an opinion letter and a non-objection letter at Borrower's cost indicating such shares are freely tradable under Rule 144 after one year has passed from the date of such option exercise. In the event that Lender shall exercise a minimum of 100,000 option shares, then Borrower shall initiate a demand registration to register such shares within one hundred twenty (120) days of such exercise, at Borrower's cost, and shall utilize its best efforts to make the registration effective on a timely basis. The $2.00 exercise price for said options shall increase according to the following schedule:

          A. $2.50 fifteen (15) days after the Borrower has filed its response to the Securities and Exchange Commission's (SEC) second comment letter concerning the Borrower's SB-2 prospectus.

          B. $3.00 five (5) days after written confirmation has been received from the SEC deeming Borrower's SB-2 to be effective.

              C. $3.50 five (51 days after the Borrower's IPO date.

            D. $4.00 thirty (30) days after the Borrower's IPO date or thereafter. The parties acknowledge that Borrower desires to engage the services of the Lender for investor relations support once Borrower is publicly traded, under terms of the Lenders standard Market Access Program (MAP) Agreement. Such terms include a twelve month agreement with cash payment in advance for the length of the agreement, in an amount equal to $15,000 per month, such cash payment to be made from proceeds of the IPO. The MAP Agreement shall provide for Lender to be provided 200,000 shares of stock at 120% of the IPO price. In the event that Lender does not exercise its option for the 250,000 shares referenced in paragraph 6 prior to the Borrower's IPO date, then Lender hereby agrees it shall not be entitled to any options in the MAP Agreement.

7. In the event that Borrower has not consummated its initial public offering on or before February 28, 2001, then the option exercise price for the 250,000 shares referenced herein shall reduce from $2.00 per share to $.05 per share, and such shares shall come from the personal holdings of Carol Kolozs as opposed to being newly issued shares from the Borrower. In the event Robert Schmidt, holder of the pledged shares of Carol Kolozs shall object to the issuance of such shares from the holdings of Carol Kolozs, then Borrower shall issue new company shares to Lender.




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8.   Upon the execution of this  Agreement and the receipt of the 150~000 shares of Aarica Holdings, Inc. stock by Lender, Lender shall cause to he delivered to Borrower the original $300,000 Revolving Credit Note stamped "paid in full" and shall execute any other such reasonable documentation as requested by Borrower to evidence repayment of said Note.

          9. The parties acknowledge that the option for 250,000 shares represents consideration to Continental Capital for work performed through June 30, 2000 on coordinating the financing from Robert E. Stemmed, Jr., for coordinating the efforts to hire a Chief Financial Officer, and reviewing and assisting Africa in its audit efforts.

This Agreement has been executed with the full authority of the respective parties on this June 29, 2000.

Aarica Holdings, Inc.                  Continental Capital & Equity Corporation

By_________________________________    By_______________________________

 Carol Kolazs, President                  Jim Schnorf, General Manager